Exhibit 99.1

NEWS RELEASE

CSL009003

02/05/09

Carlisle Companies Reports Fourth Quarter Results

Carlisle reports fourth quarter 2008 EPS from continuing operations of $0.23;

Cash flow from operations of $132.1 million, up 6% from the prior year; and,

Net sales from continuing operations of $623.5 million, down 1% from the prior year.

Fourth Quarter and Full-Year 2008 Highlights (Continuing Operations)

•                  Full-year cash flow from operations (including discontinued operations) was $274.2 million, an all-time record

•                  Debt reduced by $173.9 million during the fourth quarter

•                  Full-year net sales of $2.97 billion was a record

•                  Full-year EPS of $2.44; Full-year net income of $149.5 million

•                  Plant and Distribution Center consolidations are on schedule and costing less than planned

•                  Restructuring led to a workforce reduction of 15%, or approximately 2,300 employees in 2008

•                  Full-year net sales in Asia increased 38%

CHARLOTTE, NORTH CAROLINA, February 5, 2009… Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $623.5 million for the quarter ended December 31, 2008, a 1% decline in net sales from continuing operations of $631.4 million in the fourth quarter of 2007.  Organic sales growth in the Specialty Products segment and growth through acquisitions in the Applied Technologies segment were offset by a sales decline in the Construction Materials and Transportation Products segments due to a slowing economy.  The Applied Technologies segment’s acquisitions of the Dinex foodservice business in January 2008 and the Carlyle interconnect solutions business in April 2008, contributed $49.9 million of sales in the fourth quarter.  For the full-year ended December 31, 2008, net sales from continuing operations were $2.97 billion, an 11% increase over net sales from continuing operations of $2.68 billion in 2007.  Sales increased in all segments and organic sales growth was 3%.

Net income from continuing operations of $13.8 million, or $0.23 per diluted share, in the fourth quarter 2008 compared with $42.2 million, or $0.68 per diluted share, in the fourth quarter of 2007.  The decrease in income was primarily due to the combination of a decline in unit volume within the Construction Materials and Transportation Products segments and after-tax costs of $5.6 million related to the previously announced plant consolidations and closings.  Also contributing to the decline in income, was a $4.5 million fourth quarter 2008 after-tax charge related to the termination of a treasury lock that was contracted in 2006 to hedge the interest rate in anticipation of a 2008 bond offering.  Because cash flow has been favorable over the past eighteen months and bond market interest rates were unfavorable, the Company did not issue bonds in 2008.  The decrease in net income was partially offset by a $4.5 million tax benefit in foreign operations.

Net income from continuing operations for the year ended December 31, 2008 was $149.5 million, or $2.44 per diluted share, as compared to $214.4 million, or $3.42 per diluted share, reported in 2007.  Income from continuing operations for the full year of 2007 included an after-tax gain of $29.9 million, or $0.48 per diluted share, on the sale of the Company’s interest in the European roofing company, Icopal, on July 31, 2007.

David A. Roberts, Chairman, President and Chief Executive Officer, said, “2008 was a very challenging year as we faced unprecedented raw material cost increases which we were never able to completely offset with productivity improvements and price increases. Consequently, our profitability suffered in a record sales year.  While focused on sales and earnings growth, we also placed a heavy emphasis on cash flow.  As a result, full-year operating cash flow was very strong and we paid down $173.9 million in debt in the fourth quarter.

“In the fourth quarter, we began the consolidation of a number of manufacturing plants and distribution centers that were discussed during our third quarter earnings call.  We incurred costs of $8.9 million and estimate an additional $3.1 million in the first half of 2009 as we continue to rationalize these facilities.  These plant consolidations and closings remain on schedule and are costing less than planned.  We expect to achieve annualized savings of $8.8 million from these efforts on a going forward basis.

“In November and December, we saw a significant slowing in our order rate in nearly all of our businesses as our customers began to slow their purchases in light of the financial crisis. To react, we reduced our workforce and temporarily shut down a number of facilities.  Tire, wheel, trailer, and industrial brake plants were closed early for the December holiday season and many of those plants remained closed in early January.  We also implemented reduced work weeks at other plants.”

Roberts also said, “During the fourth quarter, our Bowdon, Georgia tire and wheel facility was destroyed by a fire.  Fortunately, no one was injured and our people did an excellent job getting a temporary facility up and running within two weeks of the fire.  The loss of the plant is expected to be fully recoverable by insurance.

 “We continued to market the power transmission belt and on-highway brake businesses in the fourth quarter.  We were close to selling these businesses when the financial market crisis hit.  We continue to seek a buyer for both businesses and the after-tax proceeds from these sales are expected to be approximately $100 million.

 “We made significant progress throughout the year with the implementation of the Carlisle Operating System which is heavily focused on improving our operating margins, increasing cash flow and reducing the facility footprint required to manufacture our products.  The costs eliminated in our operations and the significant positive cash flow in the quarter only represent the beginning of what the Carlisle Operating System will return in future years.”

Roberts also commented “Due to the uncertain global economy, it is very difficult to estimate our 2009 sales levels.  Based on current projections, we are planning for a low double-digit decrease in organic sales in 2009.  Despite the revenue decline, we are focused on improving our operating margins.”

Roberts concluded by stating, “The continued implementation of the Carlisle Operating System in these challenging economic conditions will make us a stronger company, as we will continue to improve our processes.  We have a strong balance sheet which continues to strengthen as we pay down debt.  We will continue to invest in our businesses and seek acquisitions, ensuring we are well positioned when our markets recover from the global recession.”

Construction Materials: Net sales of $300.5 million in the fourth quarter 2008 decreased by 11% from net sales of $339.0 million for the fourth quarter 2007.  The decline was due to the struggling economy and marketplace.  Operating income of $21.3 million in the fourth quarter 2008 compared with $41.8 million in the fourth quarter 2007.  The primary contributing factors to the decrease in operating income were lower sales and production volume, and approximately $5.8 million of Insulfoam restructuring charges that were announced during the third quarter 2008 earnings call.

Transportation Products:  Net sales of $170.1 million for the fourth quarter 2008 decreased by 8% from net sales of $185.3 million in 2007.  Growth in the agricultural and construction tire and wheel markets was more than offset by continued softness in the lawn and garden, high-speed trailer, styled wheel and construction trailer markets.  In the fourth quarter 2008, the Transportation Products segment incurred an operating loss of $3.1 million.  This compared to operating income of $14.6 million in the fourth quarter of 2007.  Operating income was negatively impacted by reduced production, higher raw material costs as existing higher cost inventory was sold in the quarter, and approximately $0.9 million of restructuring charges.

Applied Technologies: Fourth quarter 2008 net sales of $113.4 million increased 55% over net sales of $73.3 million in 2007.  The increase in sales was driven entirely by the acquisitions of Dinex and Carlyle.  Organic sales for the fourth quarter were down 10% in 2008 as compared to 2007 driven by softness in the core foodservice business and lower demand in the cable and assembly business due to the strike at Boeing.  Fourth quarter operating income of $10.7 million increased 9% compared to the 2007 operating income of $9.8 million.  The increase in operating income as a result of the acquisitions was largely offset by the decline in the core foodservice business and approximately $2.2 million of restructuring charges.

Specialty Products: Net sales of $39.5 million in the fourth quarter of 2008 increased 17% compared to net sales of $33.8 million for the same period in 2007.  The increase in fourth quarter sales was attributed to doubling sales in the refrigerated truck bodies business.  Fourth quarter 2008 operating income of $7.3 million more than doubled operating income of $3.3 million in the fourth quarter 2007 driven by strong earnings improvements in both the off-highway brake and refrigerated truck bodies businesses.

Interest Expense, Net

Net interest expense of $12.3 million for the fourth quarter 2008 compared with $1.0 million for the fourth quarter 2007.  Interest expense in the fourth quarter 2008 included a $7.3 million pre-tax charge for the termination of the treasury lock.

Discontinued Operations

In April 2008, Carlisle announced the planned disposition of Power Transmission Products and Motion Control, our power transmission belt and on-highway brake businesses, respectively. Loss from discontinued operations of $0.1 million for the fourth quarter 2008 compared with income of $0.7 million for the fourth quarter 2007.  The loss from discontinued operations of $93.7 million for the year ended 2008 includes an after-tax impairment charge on the assets of these two businesses of $89.5 million which was included in the Company’s results for the first quarter ended March 31, 2008.   The discontinued operations were cash flow positive for the year.

Net Income

Net income for the fourth quarter 2008 was $13.7 million, or $0.22 per diluted share, compared to net income of $42.9 million, or $0.69 per diluted share, for the fourth quarter 2007.  The decrease in net income as a result of lower sales volume, restructuring charges and loss from the treasury lock was partially offset by a tax benefit in foreign operations.  Net income for the year ended December 31, 2008 was $55.8 million, or $0.91 per diluted share, and included after-tax impairment charges of $89.5 million, or $1.46 per diluted share, related to the power transmission belt business and on-highway brake business.  Both businesses are reported in discontinued operations.  Net income for the year ended December 31, 2007 was $215.6 million, or $3.44 per diluted share, and included an after-tax gain of $29.9 million related to the sale of Icopal.

Cash Flow

Cash flow provided from operations of $274.2 million for the year ended 2008 is a 6% increase over 2007 and is the second consecutive year for establishing a new record for the Company.  During the fourth quarter, outstanding debt was reduced by $173.9 million.

Cash generated from working capital and other assets and liabilities of $25.7 million for the year ended 2008 compared with cash used of $2.0 million in 2007.  Cash used in investing activities included cash used for acquisitions totaling $290.7 million in 2008, primarily for the purchases of Dinex and Carlyle.  Capital expenditures of $68.0 million in 2008 compared with $82.5 million in 2007.  For the year ended 2008, investments in the business for acquisitions and capital spending totaled $358.7 million, which were paid from the cash flow of the business and an increase in outstanding debt of $78.9 million.

Conference Call and Webcast

The Company will discuss fourth quarter 2008 results on a conference call for investors on Thursday, February 5, 2009 at 9:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice,  aerospace, and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended December 31

(In millions, except per share data)

(Unaudited)

	Fourth Quarter			Twelve Months
	2008	2007*	% Change	2008	2007*	% Change
Net sales	$623.5	$631.4	-1%	$2,971.4	$2,676.2	11%

Operating income	27.7	63.2	-56%	244.9	281.3	-13%

Income from continuing operations	13.8	42.2	-67%	149.5	214.4	-30%

(Loss) income from discontinued operations	(0.1)	0.7	NM	(93.7)	1.2	NM
Net income	$13.7	$42.9	-68%	$55.8	$215.6	-74%

Basic earnings (loss) per share
Continuing operations	$0.23	$0.69	-67%	$2.47	$3.47	-29%
Discontinued operations	—	0.01	NM	(1.55)	0.03	NM
Net income	$0.23	$0.70	-67%	$0.92	$3.50	-74%

Diluted earnings (loss) per share
Continuing operations	$0.23	$0.68	-66%	$2.44	$3.42	-29%
Discontinued operations	(0.01)	0.01	NM	(1.53)	0.02	NM
Net income	$0.22	$0.69	-68%	$0.91	$3.44	-74%

SEGMENT FINANCIAL DATA (Continuing Operations)

(In millions)

	2008			2007*
Fourth Quarter	Sales	Opr. Income	% Sales	Sales	Opr. Income	% Sales
Construction Materials	$300.5	$21.3	7.1%	$339.0	$41.8	12.3%
Transportation Products	170.1	(3.1)	-1.8%	185.3	14.6	7.9%
Applied Technologies	113.4	10.7	9.4%	73.3	9.8	13.4%
Specialty Products	39.5	7.3	18.5%	33.8	3.3	9.8%
Subtotal	623.5	36.2	5.8%	631.4	69.5	11.0%
Corporate	—	(8.5)		—	(6.3)
Total	$623.5	$27.7	4.4%	$631.4	$63.2	10.0%

	2008			2007*
Twelve Months	Sales	Opr. Income	% Sales	Sales	Opr. Income	% Sales
Construction Materials	$1,472.3	$151.1	10.3%	$1,365.4	$181.6	13.3%
Transportation Products	861.1	50.6	5.9%	853.8	79.5	9.3%
Applied Technologies	464.1	46.7	10.1%	300.2	37.8	12.6%
Specialty Products	173.9	29.0	16.7%	156.8	18.0	11.5%
Subtotal	2,971.4	277.4	9.3%	2,676.2	316.9	11.8%
Corporate	—	(32.5)		—	(35.6)
Total	$2,971.4	$244.9	8.2%	$2,676.2	$281.3	10.5%

* 2007 figures have been restated to reflect discontinued operations and current segment reporting.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended December 31

(In millions except share and per share data)

(Unaudited)

	Fourth Quarter			Twelve Months
	2008	2007	% Change	2008	2007	% Change
Net sales	$623.5	$631.4	-1.3%	$2,971.4	$2,676.2	11.0%
Cost and expenses:
Cost of goods sold	515.4	500.9	2.9%	2,401.4	2,111.8	13.7%
Selling and administrative expenses	71.6	64.4	11.2%	306.5	264.3	16.0%
Research and development expenses	3.0	2.9	3.4%	12.8	12.1	5.8%
Other operating expenses	5.8	—	NM	5.8	6.7	-13.4%

Operating income	27.7	63.2	-56.2%	244.9	281.3	-12.9%

Other expense (income), net	0.9	0.9	0.0%	(0.5)	(54.4)	-99.1%
Interest expense, net	12.3	1.0	1130.0%	27.6	9.2	200.0%

Earnings before income taxes	14.5	61.3	-76.3%	217.8	326.5	-33.3%

Income tax expense	0.7	19.1	-96.3%	68.3	112.1	-39.1%

Income from continuing operations	13.8	42.2	-67.3%	149.5	214.4	-30.3%

(Loss) income from discontinued operations	(0.1)	0.7	NM	(93.7)	1.2	NM

Net income	$13.7	$42.9	-68.1%	$55.8	$215.6	-74.1%

Basic earnings (loss) per share
Continuing operations	$0.23	$0.69	-66.7%	$2.47	$3.47	-28.8%
Discontinued operations	—	0.01	NM	(1.55)	0.03	NM
Basic earnings per share	$0.23	$0.70	-67.1%	$0.92	$3.50	-73.7%

Diluted earnings (loss) per share
Continuing operations	$0.23	$0.68	-66.2%	$2.44	$3.42	-28.7%
Discontinued operations	(0.01)	0.01	NM	(1.53)	0.02	NM
Diluted earnings per share	$0.22	$0.69	-68.1%	$0.91	$3.44	-73.5%

Average shares outstanding - in thousands
Basic	60,532	61,319		60,541	61,692
Diluted	61,367	62,041		61,332	62,630

Dividends	$9.4	$8.9		$36.6	$34.7
Dividends per share	$0.155	$0.145	6.9%	$0.600	$0.560	7.1%

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In millions)

(Unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$42.7	$88.4
Receivables	317.0	333.0
Inventories	424.2	422.0
Prepaid expenses and other	94.1	68.8
Current assets held for sale	90.1	110.9
Total current assets	968.1	1,023.1
Property, plant and equipment, net	470.7	463.9
Other assets	589.2	418.7
Non-current assets held for sale	47.9	83.1
Total Assets	$2,075.9	$1,988.8

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$127.0	$58.6
Accounts payable	123.6	132.5
Accrued expenses	163.0	166.5
Current liabilities associated with assets held for sale	28.9	30.6
Total current liabilities	442.5	388.2
Long-term debt	273.3	262.8
Other liabilities	266.0	218.9
Shareholders’ equity	1,094.1	1,118.9
Total Liabilities and Shareholders’ Equity	$2,075.9	$1,988.8

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Twelve Months Ended December 31

(In millions)

	2008	2007
	(Unaudited)
Operating activities
Net income	$55.8	$215.6
Reconciliation of net income to operating cash flows:
Depreciation and amortization	69.0	65.9
Non-cash compensation	12.0	13.6
Excess tax benefits on share-based compensation	(0.1)	(5.4)
Earnings from equity and other investments	(0.5)	(2.5)
Loss on writedown of assets	131.8	7.8
Foreign exchange gain	(2.2)	(0.1)
Deferred taxes	(22.4)	18.8
Loss (gain) on sale of investments, property and equipment, net	0.2	(52.2)
Note receivable written-off	4.9	—
Change in working capital and other assets and liabilities	25.7	(2.0)
Other	—	(0.2)
Net cash provided by operating activities	274.2	259.3
Investing activities
Capital expenditures	(68.0)	(82.5)
Acquisitions, net of cash acquired	(290.7)	(189.7)
Proceeds from investments and disposal of property and equipment	4.1	138.0
Other	0.4	0.1
Net cash used in investing activities	(354.2)	(134.1)
Financing activities
Net change in short-term debt and revolving credit lines	63.4	(105.6)
Proceeds from long-term debt	115.0	—
Reductions of long-term debt	(100.0)	—
Dividends paid	(36.6)	(34.7)
Excess tax benefits on share-based compensation	0.1	5.4
Treasury shares and stock options, net	(1.9)	12.5
Treasury share repurchases	(4.8)	(60.0)
Net cash provided by (used in) financing activities	35.2	(182.4)
Effect of exchange rate changes on cash	(0.9)	1.6
Change in cash and cash equivalents	(45.7)	(55.6)
Cash and cash equivalents
Beginning of period	88.4	144.0
End of period	$42.7	$88.4